EXHIBIT 29.1


          THRIFT PLAN AND TRUST FOR EMPLOYEES OF
          SYSTEMATICS INFORMATION SERVICES, INC.
     (NAME AMENDED TO ALLTEL CORPORATION THRIFT PLAN)
                 FINANCIAL STATEMENTS AND
                  SUPPLEMENTAL SCHEDULES
                DECEMBER 31, 1993 AND 1992


























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                      ARTHUR ANDERSEN LLP

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Participants and
Administrator of the
Thrift Plan & Trust for
Employees of Systematics
Information Services,
Inc.:

We have audited the accompanying statements of net assets available for benefits of the Thrift Plan & Trust for Employees of Systematics Information Services, Inc. as of
December 31, 1993 and 1992, and the related statement of changes in net assets available for benefits for the year ended December 31, 1993. These financial statements and the schedules referred to below are the responsibility of the plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Thrift Plan & Trust for Employees of Systematics Information Services, Inc. at
December 31, 1993 and 1992, and the changes in net assets available for benefits for the year ended December 31, 1993 in conformity with generally accepted accounting principles.

Our audit made for the purpose of forming an opinion on the basic financial statements taken as a whole. Supplemental schedules I and II are presented for the purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee
Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


Little Rock, Arkansas              /s/ Arthur Andersen LLP
June 29, 1994

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    THRIFT PLAN AND TRUST FOR EMPLOYEES OF SYSTEMATICS
                INFORMATION SERVICES, INC.

      STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                     AS OF DECEMBER 31

                          ASSETS

                                        1993         1992
Investments, at market value -

Participant directed:
  Automated Government Money Trust  $10,669,125 $ 9,283,527
  Stock and Bond Fund                11,667,093   8,649,572
  Capital Preservation Fund          10,638,076   8,490,783
  Stock Trust                        12,098,385   8,553,318
  Growth Trust                        6,772,262   4,117,972

Non-Participant directed:
  Kemper Money Market Fund              353,940     295,902

          Total investments          52,198,881  39,391,074

Receivables:
  Employer contribution               2,092,100   2,617,640
  Notes receivable from Plan
       participants                   1,082,798     819,849

          Total receivables           3,174,898   3,437,489

Cash                                    157,878       -

          Total assets               55,531,657  42,828,563

                        LIABILITIES

Due to affiliate                         16,605       -

NET ASSETS AVAILABLE FOR BENEFITS   $55,515,052 $42,828,563


      The accompanying notes to financial statements are an integral part of these statements.

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
  THRIFT PLAN AND TRUST FOR EMPLOYEES OF SYSTEMATICS INFORMATION SERVICES, INC.

            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                      FOR THE YEAR ENDED DECEMBER 31, 1993



                                                                                                  NON-PARTICIPANT
                                                PARTICIPANT DIRECTED                              DIRECTED
                             Automated                  Capital
                             Government  Stock & Bond  Preservation                                Kemper Money
                            Money Trust      Fund         Fund       Stock Trust   Growth Trust    Market Fund           Total

Additions to Net Assets Attributed to:

Investment income -
  Interest income          $  15,194      $  15,239     $503,411    $   15,803       $  8,969      $ 12,859           $   571,475
  Dividend income            269,717        348,777        ---         543,356        175,242         8,660             1,345,752
  Increase in unrealized
    appreciation                ---         652,326        ---         634,379        231,023         ---               1,517,728

Contributions -
  Employer                   401,615        421,007      394,964       467,050        407,464         ---               2,092,100
  Employee                 2,071,207      2,039,696    1,985,603     2,153,375      1,985,735         ---              10,235,616

Total additions            2,757,733      3,477,045    2,883,978     3,813,963      2,808,433        21,519            15,762,671

Deductions from Net Assets Attributed to:

Benefits paid to
  participants              (857,866)      (534,382)    (744,870)     (594,613)      (314,395)      (30,056)           (3,076,182)

  Net increase (decrease) $1,899,867     $2,942,663   $2,139,108    $3,219,350     $2,494,038     $  (8,537)          $12,686,489

Net Assets Available for Benefits,
  beginning of year                                                                                                    42,828,563

Net Assets Available for Benefits,
  end of year                                                                                                         $55,515,052

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    THRIFT PLAN AND TRUST FOR EMPLOYEES OF SYSTEMATICS
                INFORMATION SERVICES, INC.

               NOTES TO FINANCIAL STATEMENTS

                DECEMBER 31, 1993 AND 1992


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

Organization

The Thrift Plan and Trust for Employees of Systematics
Information Services, Inc. (the Plan) is a defined contribution employee benefit plan covering substantially all employees of Systematics Information Services, Inc. and its wholly-owned subsidiaries (the Employer). The Employer is a wholly-owned subsidiary of ALLTEL Corporation
(ALLTEL).

Investments

Both employee and Employer contributions are remitted to one of five mutual funds managed by Federated Investors.
Investments are deposited in the Automated Government Money
Trust, Capital Preservation Fund, Stock and Bond Fund,
Stock Trust and Growth Trust, as directed by the participant. The investment in mutual funds is reported at market value based upon the net assets values per share as determined on the last business day of the year. At
December 31, 1993 and 1992, each of these fund's market values exceeded 5% of net assets available for Plan benefits.

Plan Contributions

Each year, participants may contribute up to 10% of their pretax annual compensation, as defined in the Plan agreement. The Employer contributes an amount equal to 25% of every participant dollar contributed that is not in excess of 6% of the participant's compensation for the Plan year. Such contribution is funded annually following the Plan's year end. The Employer, at its discretion, may make additional matching contributions over and above the required 25%.

Expenses

Administrative fees are paid by the Employer and are not reflected in the Plan's financial statements.

Income Taxes

The Plan is exempt from federal income taxes in accordance
with the provisions of the Internal Revenue Code.  A
favorable determination letter to this effect has been
received.  Accordingly, there is no provision for income
taxes in the accompanying financial statements.
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2.   DESCRIPTION OF THE PLAN:

The Plan is designed as a savings plan to assist employees in planning for retirement. All full-time employees are eligible to participate in the Plan after attaining the age of 21. The Plan is administered by a pension investment committee and a pension and benefits committee appointed by the ALLTEL Board of Directors.

Vesting and Benefits

Participants are fully vested in all employee contributions and accumulated earnings. Participants are fully vested in Employer contributions when the contributions are funded.
Participants may elect upon termination to defer payment of their account balance if their balance exceeds $3,500. The
Plan's obligation for the undistributed net assets of former employees approximated $3,672,000 and $3,261,000 as of December 31, 1993 and 1992, respectively.

Plan Amendment or Termination

The Employer reserves the right to amend, change or terminate the Plan at any time. If the Plan is terminated, assets will be distributed to the participants in a manner approved by the Internal Revenue Service.

3.   NOTES RECEIVABLE:

Notes receivable represent loans to participants of the Plan. Participants can borrow from the Plan amounts not to exceed 50% of their vested balance, up to a maximum loan amount of $50,000. Such loans are allowed only for specific purposes and must be repaid through payroll deductions over one to five years, unless used to purchase a principal residence. Loans bear interest at rates determined by the pension and benefits committee upon execution of the loan. At December 31, 1993 and 1992, these loans had interest rates ranging from 7.00% to 11.75% and 7.50% to 11.75%, respectively.


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

                                                                SCHEDULE I

  THRIFT PLAN AND TRUST FOR EMPLOYEES OF SYSTEMATICS INFORMATION SERVICES, INC.

                             SCHEDULE OF INVESTMENTS

                             AS OF DECEMBER 31, 1993

                                                                                            Market
     Issuer                   Description                     Shares           Cost         Value
Federated Investors      Automated Government Money Trust 10,669,125      $10,669,125  $10,669,125

Federated Investors      Stock and Bond Fund                 699,047       10,887,514   11,667,093

Federated Investors      Capital Preservation Fund         1,063,808       10,638,076   10,638,076

Federated Investors      Stock Trust                         475,379       11,205,592   12,098,385

Federated Investors      Growth Trust                        285,268        6,165,555    6,772,262

   Total Investments in Mutual Funds                                       49,565,862   51,844,941

Worthen National Bank    Kemper Money Market Fund                             353,940      353,940

   Total Investments                                                      $49,919,802  $52,198,881

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
                                                                     SCHEDULE II

  THRIFT PLAN AND TRUST FOR EMPLOYEES OF SYSTEMATICS INFORMATION SERVICES, INC.

                       SCHEDULE OF REPORTABLE TRANSACTIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1993


Identity of Party Involved     Nature of Transaction       Number of Transactions   Purchase Price
Federated Investors       Purchase of Automated Government          37               $2,727,410
                                 Money Trust Shares

Federated Investors       Purchase of Federated Stock and           47                2,681,927
                                 Bond Fund Shares

Federated Investors       Purchase of Capital Preservation          47                2,717,003
                                 Fund Shares

Federated Investors       Purchase of Federated Stock               70                2,887,296
                                 Trust Shares

Federated Investors       Purchase of Federated Growth              59                2,618,251
                                 Trust Shares


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